UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 20, 2010

NEWFIELD EXPLORATION COMPANY
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-12534 (Commission File Number)	72-1133047 (I.R.S. Employer Identification No.)
363 N. Sam Houston Parkway E., Suite 100
Houston, Texas 77060
(Address of principal executive offices)
Registrant’s telephone number, including area code: (281) 847-6000
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
     Notes Offering. Newfield issued a news release today announcing that it commenced an offering (the “Notes Offering”) of $650 million of Senior Subordinated Notes due 2020. The press release regarding this matter is filed herewith as Exhibit 99.1.
     In connection with the Notes Offering, Newfield is disclosing in the prospectus supplement that it is filing with the Securities and Exchange Commission today (the “prospectus supplement”) that, as of January 15, 2010, Newfield had approximately $377 million of outstanding borrowings and available capacity of approximately $977 million under its credit arrangements. In addition, Newfield is also disclosing in the prospectus supplement updated figures for the computation of the ratio of earnings to fixed charges. Please see Exhibit 12.1 for further details.
     Tender Offer. Separately, Newfield issued a press release today announcing that it has commenced a cash tender offer (the “Tender Offer”) for any and all of its outstanding $175,000,000 aggregate principal amount of its 7 5/8% Senior Notes due 2011 (the “2011 Notes”). In conjunction with the Tender Offer, Newfield is soliciting consents from holders of the 2011 Notes to effect certain proposed amendments to the indenture governing the 2011 Notes, including elimination of substantially all the restrictive covenants. Newfield intends to fund the Tender Offer with proceeds from the Notes Offering. The press release regarding this matter is filed herewith as Exhibit 99.2.
     Update of Risk Factors. In connection with the Notes Offering, Newfield prepared a description of certain risk factors relating to Newfield’s business and industry that are being presented to potential investors in the prospectus supplement. These risk factors are generally an update of, and a supplement to, the risk factors included in Newfield’s annual report on Form 10-K for the fiscal year ended December 31, 2008, and as previously updated in Newfield’s quarterly report on Form 10-Q for the quarter ended June 30, 2009.
     Unless otherwise mentioned or unless the context requires otherwise, all references in this Form 8-K to “we,” “us,” “our” or similar references means Newfield and its consolidated subsidiaries.
     This Form 8-K may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this Form 8-K, including statements regarding the consummation of the Notes Offering and the Tender Offer, estimated or anticipated operating and financial data, planned capital expenditures, future drilling plans and programs, expected production rates, the availability and sources of capital resources to fund capital expenditures, estimates of proved reserves and the estimated present value of such reserves, our financing plans and our business strategy and other plans and objectives for future operations, are forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements are based upon assumptions and anticipated results that are subject to numerous uncertainties. Actual results may vary significantly from those anticipated due to many factors, including oil and gas prices; general economic, financial, industry or business conditions; the impact of governmental regulations; the availability and cost of capital to fund our operations and business strategies; the ability and willingness of current or potential lenders, hedging contract counterparties, customers, and working interest owners to fulfill their obligations to us or to enter into transactions with us in the future on terms that are acceptable to us; the availability of refining capacity for the crude oil we produce from our Monument Butte field; drilling results; the prices of goods and services; the availability of drilling rigs and other support services; labor conditions; severe weather conditions (such as hurricanes); and the other factors affecting our business described below.
     These factors are not necessarily all of the important factors that could affect us and the information contained in this Form 8-K identifies additional factors that could affect our operating results and performance. We urge you to carefully consider these factors. All forward-looking statements attributable to our company are expressly qualified in their entirety by this cautionary statement.
Risks associated with our business
Oil and gas prices fluctuate widely, and lower prices for an extended period of time are likely to have a material adverse impact on our business.
Our revenues, profitability and future growth depend substantially on prevailing prices for oil and gas. Lower prices may reduce the amount of oil and gas that we can economically produce. For example, during the first quarter of 2009, natural gas prices decreased significantly, as compared to prices in effect at December 31, 2008 of $5.71 per MMBtu for natural gas and $44.61 per barrel of oil. Using a natural gas price of $3.63 per MMBtu and an oil price of $49.65 per barrel as of March 31, 2009, our total estimated proved reserves were negatively impacted by price-related reserve revisions of approximately 400 Bcfe. The revision was primarily related to proved undeveloped reserves in the Mid-Continent and Rocky Mountain regions. Oil and gas prices also affect the amount of cash flow available for capital expenditures and our ability to borrow and raise additional capital. The amount that we can borrow under our credit facility could be limited by changing expectations of future prices because the amount that we may borrow under our credit facility is determined by our lenders annually each May (and may be adjusted at the option of our lenders in the case of certain acquisitions or divestitures) using a process that takes into account the value of our estimated reserves and hedge position and the lenders’ commodity price assumptions.
Among the factors that can cause fluctuations in oil and gas prices are:
•	the domestic and foreign supply of oil, natural gas and natural gas liquids;
•	the price and availability of alternative fuels;
•	weather conditions;
•	changes in supply and demand;
•	world-wide economic conditions;
•	the price of foreign imports;
•	the availability, proximity and capacity of transportation facilities and processing facilities;
•	the level and effect of trading in commodity futures markets, including commodity price speculators and others;
•	political conditions in oil and gas producing regions; and
•	the nature and extent of domestic and foreign governmental regulations and taxation.
We have substantial capital requirements to fund our business plans, and the poor conditions generally in late 2008 and 2009 in the economy and in the financial markets, to the extent they continue into 2010, could negatively impact our ability to execute our business plans.
Although we anticipate that our 2010 capital spending (excluding acquisitions) will correspond with our anticipated 2010 cash flows, we anticipate borrowing and repaying funds under our credit arrangements throughout the year since the timing of capital expenditures and the receipt of cash flows do not necessarily match. We may have to further reduce capital expenditures and our ability to execute our business plans could be diminished if (1) one or more of the lenders under our existing credit arrangements fail to honor its contractual obligation to lend to us, (2) the amount that we are allowed to borrow under our existing credit facility is reduced as a result of lower oil and gas prices, declines in reserves, lending requirements or for other reasons or (3) our customers or working interest owners default on their obligations to us.
Global credit markets were distressed during late 2008 and 2009, and they may continue to be distressed. In such an environment, the cost of raising money in the financial markets increased while the availability of funds from those markets diminished. Many lenders increased rates, imposed tighter lending standards, refused to refinance existing debt at maturity or on similar terms to existing debt and reduced or ceased to provide new funding.
In addition, to the extent that purchasers of our production or our working interest owners have difficulty financing their business activities, there could be an increased risk that purchasers of our production may default in their contractual obligations to us or that working interest owners may be unable or unwilling to pay their share of costs as they become due. Although we perform credit analyses on our customers, poor conditions in the economy and tight financial markets have increased, and may continue to increase, the risk that our customers and working interest owners fail to perform.
Our use of oil and gas price hedging contracts may limit future revenues from price increases and involves the risk that our counterparties may be unable to satisfy their obligations to us.
We generally hedge a substantial, but varying, portion of our anticipated future oil and natural gas production for the next 12-24 months as part of our risk management program. In the case of significant acquisitions, we may hedge acquired production for a longer period. In addition, we may utilize basis contracts to hedge the differential between the NYMEX Henry Hub posted prices and those of our physical pricing points. Reducing our exposure to price volatility is intended to help ensure that we have adequate funds available for our capital programs and is intended to help us manage returns on some of our acquisitions and more price sensitive drilling programs. Although the use of hedging transactions limits the downside risk of price declines, their use also may limit future revenues from price increases and may expose us to the risk of financial loss in certain circumstances. Those circumstances include instances where our production is less than the hedged volume or there is a widening of price basis differentials between delivery points for our production and the delivery points assumed in the hedge transaction.
Hedging transactions also involve the risk that counterparties, which generally are financial institutions, may be unable to satisfy their obligations to us. Although we have entered into hedging contracts with multiple counterparties to mitigate our exposure to any individual counterparty, if any of our counterparties were to default on its obligations to us under the hedging contracts or seek bankruptcy protection, it could have a material adverse effect on our ability to fund our planned activities and could result in a larger percentage of our future production being subject to commodity price changes. In addition, in the poor economic environment and tight financial markets, the risk of a counterparty default is heightened and it is possible that fewer counterparties will participate in future hedging transactions, which could result in greater concentration of our exposure to any one counterparty or a larger percentage of our future production being subject to commodity price changes.
To maintain and grow our production and cash flow, we must continue to develop existing reserves and locate or acquire new oil and gas reserves.
Through our drilling programs and the acquisition of properties we strive to maintain and grow our production and cash flow. However, we may be unable to find, develop or acquire additional reserves or production at an acceptable cost. In addition, these activities require substantial capital expenditures. Although we anticipate that our 2010 capital spending (excluding acquisitions) will correspond with our anticipated 2010 cash flows, we anticipate borrowing and repaying funds under our credit arrangements throughout the year since the timing of capital expenditures and the receipt of cash flows from operations do not necessarily match. We anticipate that any cash flow shortfall will be made up with cash on hand and borrowings under our credit arrangements. Lower oil and gas prices or unexpected operating constraints or production difficulties will decrease cash flow from operations and could limit our ability to borrow under our credit arrangements. In addition, in the past, we often have increased our capital budget during the year as a result of acquisitions or successful drilling. Our ability to fund attractive acquisition opportunities and future capital programs may be dependent on our ability to access capital markets. Further or continued volatility in the credit markets could adversely impact our ability to obtain financing at all or on acceptable terms. Because all of our credit arrangements provide for variable interest rates, higher interest rates would also reduce cash flow. For a detailed discussion of our credit arrangements and liquidity, please see “Liquidity and Capital Resources” in Item 7 of, and Note 9, “Debt,” to our consolidated financial statements in Item 8 of, our Annual Report on Form 10-K for the year ended December 31, 2008, and “Liquidity and Capital Resources” in Item 2 of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009.
Actual quantities of recoverable oil and gas reserves and future cash flows from those reserves most likely will vary from our estimates.
Estimating accumulations of oil and gas is complex. The process relies on interpretations of available geologic, geophysic, engineering and production data. The extent, quality and reliability of this data can vary. The process also requires a number of economic assumptions, such as oil and gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. The accuracy of a reserve estimate is a function of:
•	the quality and quantity of available data;
•	the interpretation of that data;
•	the accuracy of various mandated economic assumptions; and
•	the judgment of the persons preparing the estimate.
The proved reserve information set forth in our filings with the SEC are based on estimates we prepared. Estimates prepared by others might differ materially from our estimates.
Actual quantities of recoverable oil and gas reserves, future production, oil and gas prices, revenues, taxes, development expenditures and operating expenses most likely will vary from our estimates. In addition, the methodologies and evaluation techniques that we use, which include the use of multiple technologies, data sources and interpretation methods, may be different than those used by our competitors. Further, reserve estimates are subject to the evaluator’s criteria and judgment and show important variability, particularly in the early stages of an oil and gas development. Any significant variance could materially affect the quantities and net present value of our reserves. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development activities and prevailing oil and gas prices. Our reserves also may be susceptible to drainage by operators on adjacent properties.
You should not assume that the present value of future net cash flows is the current market value of our proved oil and gas reserves. In accordance with SEC requirements as of the date of the applicable estimate, we have based the estimated discounted future net cash flows from proved reserves on prices and costs in effect at year-end. Actual future prices and costs may be materially higher or lower than the prices and costs we used. In addition, actual production rates for future periods may vary significantly from the rates assumed in the calculation.
Our estimates of proved reserves, which were prepared and presented under SEC rules effective for such period, may change materially as a result of new SEC rules that are effective with our first reserve report issued after January 1, 2010.
This prospectus presents estimates of our proved reserves as of December 31, 2008, which estimates have been prepared and presented under the SEC rules effective for such period. The SEC has adopted new rules that are effective with our first reserve report issued after January 1, 2010 for fiscal years ending on or after December 31, 2009, which will require SEC reporting companies to prepare their reserves estimates using revised reserve definitions and revised pricing based on 12-month unweighted first-day-of-the-month average pricing instead of a spot price on the last day of the year. The pricing to be utilized for estimates of our reserves as of December 31, 2009 will be based on an unweighted average twelve-month Henry Hub spot price of $3.87 per MMBtu for natural gas and an average twelve-month West Texas Intermediate posted price of $57.65 per barrel (as compared to a Henry Hub spot price of $5.71 per MMBtu for natural gas and a West Texas Intermediate spot price for oil of $44.61 per barrel, at December 31, 2008).
Another impact of the SEC guidance regarding the new rules is that, subject to limited exceptions, proved undeveloped reserves may only be booked if they relate to wells scheduled to be drilled within five years of the date of booking. This new rule and guidance may limit our potential to book additional proved undeveloped reserves as we pursue our drilling program.
The SEC has released only limited interpretive guidance regarding reporting of reserve estimates under the new rules, may not issue further interpretive guidance or may issue guidance that differs from our applied interpretations of the new rules. We are in the process of determining the impact that the new rules may have on our estimates of our proved reserves as of December 31, 2009. The impact of the new rules on such estimates, and in particular the estimates of proved undeveloped reserves, could be material.
There is limited refining capacity for our black wax crude oil, and our ability to sell our current production or to increase our production at Monument Butte may be limited by the demand for our crude oil production.
Most of the crude oil we produce in the Uinta Basin is known as “black wax” because it has higher paraffin content than crude oil found in most other major North American basins. Due to its wax content, it must remain heated during shipping, so the oil is transported by truck to refiners in the Salt Lake City area. We currently have agreements in place with two area refiners that secure base load sales of approximately 9,000 BOPD through the end of 2010. In the current economic environment, there is a risk that they may fail to satisfy their obligations to us under those contracts. During the fourth quarter of 2008, the largest purchaser of our black wax crude oil failed to pay for certain deliveries of crude oil and filed for bankruptcy protection. Although we continue to sell our black wax crude oil to that purchaser on a short-term basis that provides for timely cash payments, we cannot guarantee that we will be able to continue to sell to this purchaser or that similar substitute arrangements could be made for sales of our black wax crude oil with other purchasers if desired. We continue to work with refiners to expand the market for our existing black wax crude oil production and to secure additional capacity to allow for production growth. However, without additional refining capacity, our ability to increase production from the field may be limited.
Lower oil and gas prices and other factors have resulted in ceiling test writedowns in the past and may in the future result in additional ceiling test writedowns or other impairments.
We capitalize the costs to acquire, find and develop our oil and gas properties under the full cost accounting method. The net capitalized costs of our oil and gas properties may not exceed the present value of estimated future net cash flows from proved reserves, using, effective for fiscal periods ending on or after December 31, 2009, a single price based on the beginning of the month 12-month average of oil and gas prices and a 10% discount factor, plus the lower of cost or fair market value for unproved properties. If net capitalized costs of our oil and gas properties exceed this limit, we must charge the amount of the excess to earnings. This is called a “ceiling test writedown.” As of December 31, 2008, we recorded a $1.8 billion ($1.1 billion after-tax) ceiling test writedown. We recorded an additional $1.3 billion ($854 million after-tax) ceiling test writedown as of March 31, 2009. Although a ceiling test writedown does not impact cash flow from operations, it does reduce our stockholders’ equity. Once recorded, a ceiling test writedown is not reversible at a later date even if oil and gas prices increase.
We review the net capitalized costs of our properties quarterly, using, effective for fiscal periods ending on or after December 31, 2009, a single price based on the beginning of the month average of oil and gas prices for the prior 12 months (excluding the effect of our hedging contracts that are not designated for hedge accounting). The net capitalized costs of oil and gas properties are computed on a country-by-country basis. Therefore, while our properties in one country may be subject to a writedown, our properties in other countries could be unaffected. We also assess investments in unproved properties periodically to determine whether impairment has occurred.
The risk that we will be required to further write down the carrying value of our oil and gas properties increases when oil and gas prices are low or volatile. In addition, writedowns may occur if we experience substantial downward adjustments to our estimated proved reserves or our unproved property values, or if estimated future development costs increase. We may experience further ceiling test writedowns or other impairments in the future. In addition, any future ceiling test cushion would be subject to fluctuation as a result of acquisition or divestiture activity.
Drilling is a high-risk activity.
In addition to the numerous operating risks described in more detail below, the drilling of wells involves the risk that no commercially productive oil or gas reservoirs will be encountered. In addition, we often are uncertain as to the future cost or timing of drilling, completing and producing wells. Furthermore, our drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including:
•	shortages or delays in the availability of drilling rigs and the delivery of equipment;
•	adverse weather conditions;
•	unexpected drilling conditions;
•	pressure or irregularities in formations;

•	embedded oilfield drilling and service tools;
•	equipment failures or accidents;
•	lack of necessary services or qualified personnel; and
•	compliance with governmental requirements.
The oil and gas business involves many operating risks that can cause substantial losses, and insurance may not protect us against all of these risks.
We are not insured against all risks. Our crude oil and natural gas exploration and production activities are subject to all of the operating risks associated with drilling for and producing crude oil and natural gas, including the risk of:
•	fires and explosions;
•	blow-outs;
•	uncontrollable or unknown flows of oil, gas, formation water or drilling fluids;
•	adverse weather conditions or natural disasters;
•	pipe or cement failures and casing collapses;
•	pipeline ruptures;
•	discharges of toxic gases;
•	build up of naturally occurring radioactive materials; and
•	vandalism.
If any of these events occur, we could incur substantial losses as a result of:
•	injury or loss of life;
•	severe damage or destruction of property and equipment, and oil and gas reservoirs;
•	pollution and other environmental damage;
•	investigatory and clean-up responsibilities;
•	regulatory investigation and penalties;
•	suspension of our operations; and
•	repairs to resume operations.
If we experience any of these problems, our ability to conduct operations could be adversely affected.
Offshore and deepwater operations are subject to a variety of operating risks, such as capsizing, collisions and damage or loss from hurricanes or other adverse weather conditions. These conditions have in the past, and may in the future, cause substantial damage to facilities and interrupt production. Some of our offshore operations, and most of our deepwater and international operations, are dependent upon the availability, proximity and capacity of pipelines, natural gas gathering systems and processing facilities that we do not own. Necessary infrastructures have been in the past, and may be in the future, temporarily unavailable due to adverse weather conditions or other reasons or may not be available to us in the future at all or on acceptable terms.
We maintain insurance against some, but not all, of these potential risks and losses. We may elect not to obtain insurance if we believe that the cost of available insurance is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not insurable.
Exploration in deepwater involves significant financial risks, and we may be unable to obtain the drilling rigs or support services necessary for our deepwater drilling and development programs in a timely manner or at acceptable rates.
Much of the deepwater play lacks the physical and oilfield service infrastructure necessary for production. As a result, development of a deepwater discovery may be a lengthy process and require substantial capital investment. Because of the size of significant projects in which we invest, we may not serve as the operator. As a result, we may have limited ability to exercise influence over operations related to these projects or their associated costs. Our dependence on the operator and other working interest owners for these deepwater projects and our limited ability to influence operations and associated costs could prevent the realization of our targeted returns on capital or lead to unexpected future losses.
In addition, there is limited availability of suitable drilling rigs, drilling equipment, support vessels, production and transportation infrastructure and qualified operating personnel, and deepwater drilling rigs typically are subject to long-term contracts. This can lead to difficulty and delays in consistently obtaining drilling rigs and other equipment and services at acceptable rates, which, in turn, may lead to projects being delayed or increased costs. This also makes it difficult to estimate the timing of our production.
We are subject to complex laws that can affect the cost, manner or feasibility of doing business. In addition, potential regulatory actions could increase our costs and reduce our liquidity, delay our operations or otherwise alter the way we conduct our business.
Exploration and development and the production and sale of oil and gas are subject to extensive federal, state, local and international regulation. We may be required to make large expenditures to comply with environmental and other governmental regulations. Matters subject to regulation include:
•	the amounts and types of substances and materials that may be released into the environment;
•	response to unexpected releases into the environment;
•	reports and permits concerning exploration, drilling, production and other operations;
•	the spacing of wells;
•	unitization and pooling of properties;
•	calculating royalties on oil and gas produced under federal and state leases; and
•	taxation.
Under these laws, we could be liable for personal injuries, property damage, oil spills, discharge of hazardous materials, remediation and clean-up costs, natural resource damages and other environmental damages. We also could be required to install expensive pollution control measures or limit or cease activities on lands located within wilderness, wetlands or other environmentally or politically sensitive areas. Failure to comply with these laws also may result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties as well as the imposition of corrective action orders. Any such liabilities, penalties, suspensions, terminations or regulatory changes could have a material adverse effect on our financial condition, results of operations or cash flows.
In addition, changes to existing regulations or the adoption of new regulations may unfavorably impact us, our suppliers or our customers. For example, governments around the world have become increasingly focused on climate change matters. In the United States, legislation that directly impacts our industry has been proposed covering areas such as emission reporting and reductions, hydraulic fracturing, the repeal of certain oil and gas tax incentives and tax deductions, and the regulation of over-the-counter commodity hedging activities. These and other potential regulations could increase our costs, reduce our liquidity, delay our operations or otherwise alter the way we conduct our business, negatively impacting our financial condition, results of operations and cash flows.
In addition, on December 15, 2009, the U.S. Environmental Protection Agency (“EPA”) officially published its findings that emissions of carbon dioxide, methane and other “greenhouse gases” present an endangerment to human health and the environment because emissions of such gases are, according to the EPA, contributing to warming of the earth’s atmosphere and other climatic changes. These findings by the EPA allow the agency to proceed with the adoption and implementation of regulations that would restrict emissions of greenhouse gases under existing provisions of the federal Clean Air Act. In late September 2009, the EPA had proposed two sets of regulations in anticipation of finalizing its findings that would require a reduction in emissions of greenhouse gases from motor vehicles and that could also lead to the imposition of greenhouse gas emissions limitations in Clean Air Act permits for certain stationary sources. In addition, on September 22, 2009, the EPA issued a final rule requiring the reporting of greenhouse gas emissions from specified large greenhouse gas emission sources in the United States beginning in 2011 for emissions occurring in 2010. The adoption and implementation of any regulations imposing reporting obligations on, or limiting emissions of greenhouse gases from, our equipment and operations could require us to incur costs to reduce emissions of greenhouse gases associated with our operations or could adversely affect demand for the natural gas and other hydrocarbon products that we produce.
The marketability of our production is dependent upon transportation and processing facilities over which we may have no control.
The marketability of our production depends in part upon the availability, proximity and capacity of pipelines, natural gas gathering systems and processing facilities. We deliver oil and natural gas through gathering systems and pipelines that we do not own. The lack of availability of capacity on these systems and facilities could reduce the price offered for our production or result in the shut-in of producing wells or the delay or discontinuance of development plans for properties. Although we have some contractual control over the transportation of our production through some firm transportation arrangements, third-party systems and facilities may be temporarily unavailable due to market conditions or mechanical or other reasons, or may not be available to us in the future at a price that is acceptable to us. Any significant change in market factors or other conditions affecting these infrastructure systems and facilities, as well as any delays in constructing new infrastructure systems and facilities, could harm our business and, in turn, our financial condition, results of operations and cash flows.
We have risks associated with our non-U.S. operations.
Ownership of property interests and production operations in areas outside the United States is subject to the various risks inherent in international operations. These risks may include:
•	currency restrictions and exchange rate fluctuations;
•	loss of revenue, property and equipment as a result of expropriation, nationalization, war or insurrection;
•	increases in taxes and governmental royalties;
•	renegotiation of contracts with governmental entities and quasi-governmental agencies;
•	changes in laws and policies governing operations of non-U.S. based companies;
•	our limited ability to influence or control the operation or future development of these non-operated properties;
•	the operator’s expertise or other labor problems; and
•	other uncertainties arising out of foreign government sovereignty over our international operations.
Our international operations also may be adversely affected by the laws and policies of the United States affecting foreign trade, taxation and investment. In addition, if a dispute arises with respect to our international operations, we may be subject to the exclusive jurisdiction of non-U.S. courts or may not be successful in subjecting non-U.S. persons to the jurisdiction of the courts of the United States.
We may be subject to risks in connection with acquisitions.
The Maverick Basin Acquisition is currently pending. The successful acquisition of producing properties requires an assessment of several factors, including:
•	recoverable reserves;
•	future oil and gas prices and their appropriate differentials;
•	operating costs; and
•	potential environmental and other liabilities.
The accuracy of these assessments is inherently uncertain. In connection with these assessments, we perform a review of the subject properties that we believe to be generally consistent with industry practices. Our review will not reveal all existing or potential problems nor will it permit us to become sufficiently familiar with the properties to fully assess their deficiencies and capabilities. Inspections will not likely be performed on every well or facility, and structural and environmental problems are not necessarily observable even when an inspection is undertaken. Even when problems are identified, the seller may be unwilling or unable to provide effective contractual protection against all or part of the problems.
Competition for experienced technical personnel may negatively impact our operations or financial results.
Our continued drilling success and the success of other activities integral to our operations will depend, in part, on our ability to attract and retain experienced explorationists, engineers and other professionals. Despite the recent decline in commodity prices and lower industry activity levels, competition for these professionals remains strong. We are likely to continue to experience increased costs to attract and retain these professionals.
There is competition for available oil and gas properties.
Our competitors include major oil and gas companies, independent oil and gas companies and financial buyers. Some of our competitors may have greater and more diverse resources than we do. High commodity prices and stiff competition for acquisitions have in the past, and may in the future, significantly increase the cost of available properties.

Our certificate of incorporation, bylaws, some of our arrangements with employees and Delaware law contain provisions that could discourage an acquisition or change of control of our company.
Our certificate of incorporation and bylaws contain provisions that may make it more difficult to effect a change of control of our company, to acquire us or to replace incumbent management. In addition, our change of control severance plan and agreements, our omnibus stock plans and our incentive compensation plan contain provisions that provide for severance payments and accelerated vesting of benefits, including accelerated vesting of restricted stock, restricted stock units and stock options, upon a change of control. Section 203 of the Delaware General Corporation Law also imposes restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock. These provisions could discourage or prevent a change of control or reduce the price our stockholders receive in an acquisition of our company.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits
12.1	Computation of Ratios of Earnings to Fixed Charges

99.1	Press release regarding Notes Offering issued by Newfield Exploration Company on January 20, 2010

99.2	Press release regarding Tender Offer issued by Newfield Exploration Company on January 20, 2010

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWFIELD EXPLORATION COMPANY
Date: January 20, 2010	By:	/s/ Brian L. Rickmers
Brian L. Rickmers
Controller

Exhibit Index

Exhibit No.	Description
12.1	Computation of Ratios of Earnings to Fixed Charges

99.1	Press release regarding Notes Offering issued by Newfield Exploration Company on January 20, 2010

99.2	Press release regarding Tender Offer issued by Newfield Exploration Company on January 20, 2010